SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant   [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for use of the Commission only (as permitted by
         Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         COMMAND SECURITY CORPORATION
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[XXX]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
       and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                         COMMAND SECURITY CORPORATION
                           Route 55, Lexington Park
                        Lagrangeville, New York 12540

                       -------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held June 21, 1999

                       -------------------------------

To the shareholders of Command Security Corporation:

     The annual meeting of shareholders of Command Security Corporation will be held at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York on June 21, 1999, at 10:00 o'clock in the forenoon, eastern standard time, for the following purposes:

1.   To elect four directors, Messrs. Steven B. Sands, Peter T. Kikis, Lloyd
     H. Saunders, III and Thomas P. Kikis, to hold office until their respective two year terms expire and until their successors have been elected and qualified.

2. To ratify the selection of auditors for the fiscal year ending March 31, 1999.

3.   To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on May 12, 1999, are entitled to notice of and to vote at the meeting and at any adjournment thereof. A complete list of shareholders entitled to vote will be available for inspection by shareholders at the executive offices of the Company at least ten days before the date of the meeting.

                                          By order of the Board of Directors.

                                          /s/ Debra M. Miller

                                          Debra M. Miller, Secretary

Dated: May 21, 1999
       Lagrangeville, New York

IMPORTANT - Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the meeting in person.

              IT IS IMPORTANT THAT YOUR SHARES BE VOTED IN ORDER
              TO AVOID DELAYS AND THE ADDITIONAL EXPENSE TO THE
              COMPANY OF FURTHER SOLICITATION. PLEASE MAIL YOUR
              PROXY PROMPTLY.

                         COMMAND SECURITY CORPORATION
                           Route 55, Lexington Park
                        Lagrangeville, New York 12540

                        ------------------------------

                               PROXY STATEMENT

                        ------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Command Security Corporation ("Company") to be used at the annual meeting of shareholders of the Company to be held on June 21, 1999, at 10:00 o'clock in the forenoon, eastern standard time, at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York, for the purposes set forth in the accompanying notice of annual meeting of shareholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at anytime before it is exercised, either in person at the annual meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on the proxy, it will be voted as herein recommended by the board of directors. The Company anticipates mailing this proxy statement and the accompanying proxy to shareholders on or about May 21, 1999. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and employees, may solicit proxies from shareholders personally or by telephone or other forms of communication. The Company may also require the assistance of certain broker-dealers and/or proxy solicitation agents in obtaining completed proxies from shareholders. Such assistance would be in the form of telephonic or written communication by employees of such broker-dealers and/or proxy solicitation agents. No contract or compensation is anticipated in connection with any such solicitation. All expenses of proxy solicitation will be borne by the Company.

     As of May 12, 1999, (the "Record Date") there were 6,658,143 shares of the Company's common stock issued and outstanding, held by approximately 1,441 beneficial owners and 239 holders of record. Each share of common stock is entitled to one vote. Only holders of record of common stock at the close of business on May 12, 1999 will be entitled to vote at the meeting.

     Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the meeting. Abstentions are counted in tabulations of the vote cast on proposals presented to the shareholders, whereas broker non-votes are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

     If fewer shares are voted in favor of the proposals than required for their approval, the meeting may be adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the meeting, all proxies will be voted on the matter(s) to be considered at the reconvened meeting in the same manner as such proxies would have been voted on the matter at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or changed), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Any such adjournment will require the affirmative vote of a majority of the shares present at the session of the meeting to be adjourned. A proxy granting authority to vote upon such other business incidental to the conduct of the meeting as may properly come before the meeting will constitute authority to vote in favor of one or more adjournments of the meeting.

     None of the Company's executive officers, directors, or director nominees have any substantial interest, direct or indirect, in any matter to be voted on other than election or appointment to office.

                                PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

     The Company's bylaws provide for its Board of Directors (the "Board") to be divided into two classes. Directors are elected by a plurality of the votes of the shareholders. The Company's by-laws provide that there shall be not more than twenty-one nor fewer than three directors of the Company, with the exact number to be determined from time to time by the Board. On June 22, 1998, in conjunction with the appointment of Franklyn H. Snitow, Esq. as director, Acting President and CEO, the Board resolved to expand the number of directors from eight (8) to nine (9). Proxies cannot be voted for a greater number of persons than the number of nominees named.

     The Board proposes that Messrs. Steven B. Sands, Peter T. Kikis, Lloyd
H. Saunders, III and Thomas P. Kikis, whose terms of office expire at the upcoming annual meeting of shareholders, be re-elected as directors. It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the meeting, the appointees named in the proxy reserve the right, in the exercise of their sole discretion, to substitute and to vote for any other person selected by the Company's Board of Directors as nominee in place of such nominee or to vote for such lesser number of directors as may be prescribed by the Board in accordance with the Company's Certificate of Incorporation and bylaws.

     In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

     The Board recommends that shareholders vote FOR the foregoing nominees.

     The following information is furnished as to the nominees:

Name                       Age      Title                  Since

Steven B. Sands            39       Director               1994
Peter T. Kikis             75       Director               1995
Lloyd H. Saunders, III     44       Director               1995
Thomas P. Kikis            37       Director               1997

     Steven B. Sands was appointed to the Board on April 13, 1994 in accordance with the provisions of the Company's agreement with Sands Brothers executed in connection with the Company's 1993 Private Placement. Mr. Sands is Chairman of Sands Brothers & Co., Ltd., a Delaware corporation registered as a broker-dealer. Mr. Sands also has interests in certain entities which own the Company's stock. Mr. Sands is currently on the board of directors of the following publicly-traded companies: The Village Green Bookstore, Inc.; and Semi-Conductor Packaging Materials, Inc.

     Peter T. Kikis became a director of the Company on February 24, 1995. He has also served as Chairman of the Company's Executive Committee of the Board since March, 1995. He is a director of Deltec International S.A., the parent of Deltec Development Corporation, the former subordinated debt lender to the Company. The $1.5 million of subordinated, secured indebtedness was repaid in full on or about March 1, 1999. Since 1950, Mr. Kikis has been the President and a principal in Spencer Management Company, a real estate development and management company in New York, New York. From 1972 to 1992, Mr. Kikis was Chairman of the board of directors and a principal of McRoberts Protective Agency, a New York based provider of security guard services. Mr. Kikis is the father of Thomas P. Kikis who is also a director of the Company.

     Lloyd H. Saunders, III, became a director of the Company on February 24,1995. He is a managing director at Sands Brothers and has been so since 1991. From 1989 to 1990, he was a private investor and from 1986 to 1988 he was the Director of Corporate Finance for Whale Securities, New York, New York.

     Thomas P. Kikis became a director of the Company on September 22, 1997 in accordance with the terms of the shareholders Voting Agreement entered into by the Directors of the Company as of March 8, 1995. For the last six years, Mr. Kikis' principal occupation has been president of Kikis Asset Management located in New York, New York. He recently formed Arcadia Securities, LLC, a New York registered broker-dealer. Mr. Kikis is the son of Mr. Peter T. Kikis who is also a director of the Company.

     Each member of the Board, other than Franklyn H. Snitow, Esq., entered into a shareholder Voting Agreement dated March 8, 1995, which was finally memorialized on March 24, 1995, and which was amended on June 2, 1995 to include H. Richard Dickinson and on September 22, 1997 to include Thomas P. Kikis ("Agreement"). The Agreement provides that each person then on the Board will (i) vote all shares beneficially owned by him ("Shares") for the election to directorships of each of the other members of the Board, (ii) refrain from voting any of his shares for any action that would result in the increase or decrease of the number of positions on the Board or for the removal, without cause, of any member of the Board, and (iii) in the event of death, resignation or removal of any director, vote all of his shares in favor of the election of a person to be designated as replacement in accordance with the Agreement. The validity of this shareholder Voting Agreement is being litigated as part of the lawsuit discussed in the Section entitled "Director and Executive Officers." (See, "Directors and Executive Officers").

     The provisions of the Agreement will make it more difficult for the shareholders to replace the current directors. The Agreement provides that it will remain in effect so long as the parties thereto continue to hold shares.

                                PROPOSAL NO. 2
                                   AUDITORS

     D'Arcangelo & Co., LLP audited the financial statements of the Company for the fiscal year ending March 31, 1998 and has been selected by the Board to audit the Company's financial statements for the fiscal year ending March 31, 1999. Representatives of D'Arcangelo & Co., LLP are expected to be present at the meeting, with the opportunity to make a statement and to be available to respond to appropriate questions. At the meeting, the shareholders will be asked to ratify the selection.

     The Board recommends that shareholders vote FOR this Proposal.

                           COMMITTEES AND MEETINGS
                          OF THE BOARD OF DIRECTORS

     The Company has the following standing committees: Executive, Compensation, and Audit. The Company does not have a Nominating Committee. The Executive Committee includes Messrs. Vassell and Peter T. Kikis, and currently has one seat open. The Executive Committee advises management between Board meetings and considers matters prior to presentation to the full Board. The Executive Committee meets regularly (at least twice monthly). The Compensation Committee includes Messrs. Vassell, Sands, and Peter T. Kikis. The Compensation Committee advises the Board on compensation-related issues with respect to the Company's employees. The Audit Committee includes Messrs. Robinett, Nekos and Saunders. The Audit Committee is responsible for recommending a selection for the Company's auditors and for advising the Board with respect to all audit, control and accounting matters. All committee meetings were attended by at least 75% of the directors comprising the committee.

     The Company's Board met four times during the fiscal year ended March 31, 1998 and took action by Unanimous Written Consent on one occasion. The Company's Board met five times during the fiscal year ended March 31, 1999. The Company's Executive Committee met approximately twice each month during the fiscal years ended March 31, 1998 and 1999; the Company's Audit Committee met once during the fiscal year ended March 31, 1998 and once during the fiscal year ended March 31, 1999. The Company's Compensation Committee met once during the fiscal year ended March 31, 1998 and once during the fiscal year ended March 31, 1999. Each non-employee member of the Board is currently entitled to receive $1,000 per Board meeting.

                       DIRECTORS AND EXECUTIVE OFFICERS

     On or about December 4, 1997, an outside shareholder and four of the Company's directors (Sands, P. Kikis, Saunders, and T. Kikis) commenced an action in the Supreme Court of the State of New York, County of New York (Index No. 606166/97) against the other four directors (Vassell, Robinett, Nekos and Miller), the Company's outside corporate and securities counsel and the Company itself in a lawsuit characterized as a derivative action. The complaint alleges that one or more of the defendant-directors engaged in improper activities, including ultra-vires acts, breach of fiduciary duty, fraud against the Company, constructive fraud, waste of corporate assets and concealment of information from the plaintiff-directors regarding the Company's earnings, lacked power to enter into an employment agreement on behalf of the Company with Mr. Robinett, and entered into service contracts with financially unstable companies without performing due diligence. The complaint further alleges that the Company has failed to appoint a replacement to the office of president and that the directors have entered into a shareholder agreement which is violative of public policy. Plaintiffs seek the award of money damages in an amount which is "not less than $11 million" from the individual defendants, a declaratory judgment that the shareholder agreement is void, an order for an accounting, certain other injunctive relief and attorneys' fees and disbursements.

     The Company has interposed an answer denying the allegations contained in the complaint. The individual defendants have stated that they believe the allegations are completely without merit and intend to vigorously defend against each and every claim. The Company's Certificate of Incorporation and the Business Corporation Law of New York provide for indemnification of officers and directors with respect to damages and legal fees incurred in connection with lawsuits against them arising by reason of serving the Company. Due to the fact that certain members of the Board have chosen to participate as plaintiffs in this lawsuit, the Company may not have coverage under its officers and directors liability insurance policy. The defendant-directors intend to seek indemnification, and have received advancements of legal fees incurred in connection with their defense, from the Company. Through December 31, 1998, the Company had expended approximately $193,000 in legal fees in defense of this matter on its own behalf as well as on behalf of the defendant officers and directors. In addition, the Company has expended $100,000 for legal fees on behalf of the plaintiff directors in December, 1998. An additional $11,000 in legal fees has been incurred through March 31, 1999. On or about March 25, 1998, the plaintiffs filed a motion for the appointment of a temporary receiver. On June 5, 1998, the Court ordered the appointment of a temporary receiver, but prior to the order taking effect, the parties agreed to a stipulation pursuant to which Franklyn H. Snitow, Esq., was appointed acting President and Chief Executive Officer and acting ninth Board member during the pendancy of the defendants' appeal to the Appellate Division of the decision to appoint a receiver. Based on the stipulation, the defendant's request to the Appellate Division for a stay pending the appeal of the order appointing the receiver was granted. On January 12, 1999, the Appellate Division dismissed the appeal and modified the lower court's order to continue Mr. Snitow's authority to discharge his responsibilities as Acting President, Chief Executive Officer and Director pending the underlying litigation. The Company is unable to reasonably estimate the potential impact on the Company's financial condition and results of operations from this lawsuit. The foregoing information presented regarding indemnification is intended to comply with Section 725(c) of the New York Business Corporation Law.

     The Company's by-laws require that the Board be divided into two classes. The first class consists of directors Steven B. Sands, Peter T. Kikis, Lloyd H. Saunders, III and Thomas Kikis. The second class consists of Franklyn H. Snitow, Esq., William C. Vassell, Gordon Robinett, Peter J. Nekos and Gregory J. Miller. The terms of the directors in the first class expire at the upcoming meeting of shareholders. The terms of the directors in the second class will expire at the meeting of shareholders for the year 1999 and until their successors are elected and qualified. Each director's term is for two years. A classified Board makes it more difficult for shareholders to change the majority of directors. Depending on the number of people in each class it could take two (2) annual meetings to replace a majority of the Board.

     Each member of the Board, other than Franklyn H. Snitow, Esq., entered into a shareholder Voting Agreement on March 8, 1995, which was finally memorialized on March 24, 1995, and which was amended on June 2, 1995 to include H. Richard Dickinson and on September 22, 1997 to include Thomas Kikis. The Agreement provides that each party to said agreement then on the Board will (i) vote all shares beneficially owned by him ("Shares") for the election to directorship of each of the other members of the Board, (ii) refrain from voting any Shares for any action that would result in the increase or decrease of the number of positions on the Board or for the removal, without cause, of any member of the Board, and (iii) in the event of death, resignation or removal of any director, vote all Shares in favor of the election of a person to be designated as replacement in accordance with the Agreement. The validity of this shareholder Voting Agreement is being litigated as part of the lawsuit discussed in the Section entitled "Director and Executive Officers".

     Simultaneously with the execution of the above-referenced voting agreement, all of the persons then on the Board signed a Unanimous Written Consent which provides for them to designate replacements for any current director upon death, resignation, removal or inability to serve. Messrs. Vassell, Nekos, Miller and Robinett were given the authority to nominate their replacements; Messrs. Sands, Saunders and Thomas Kikis were given the authority to nominate their replacements; and Mr. Peter Kikis was given the authority to nominate his replacement. The Board members agreed that their respective nominees of any replacements could be provided at a later date.

     The following table provides information concerning each person who was an executive officer or director of the Company on May 12, 1999.

Name                         Age     Title

Franklyn H. Snitow, Esq.     52      Director and Acting President and
                                     CEO

William C. Vassell           41      Chairman of the Board and Director

Gordon Robinett              63      Vice Chairman of the Board
                                     and Director

Thomas P. Kikis              38      Director

Gregory J. Miller            39      Director

Peter J. Nekos               71      Director

Peter T. Kikis               76      Director

Steven B. Sands              40      Director

Lloyd H. Saunders, III       45      Director

Eugene U. McDonald           49      Sr. Vice President - Operations

Debra M. Miller              44      Secretary

     Franklyn H. Snitow was elected Acting President, Chief Executive Officer and Director by the Board at a meeting conducted on June 22, 1998. As stated above, Mr. Snitow's election was the result of a stipulation entered into by the other eight members of the Board of Directors pursuant to the derivative action commenced on or about December 4, 1997. During the past five years, Mr. Snitow has been a partner in the law firm of Snitow & Pauley. On July 1, 1998 he became a partner in the law firm of Snitow & Cunningham, LLP. Mr. Snitow will be compensated at the rate of $300 per hour for services rendered to the Company. He will be reimbursed for any expenses incurred in connection with the rendering of such services and is authorized to engage the services of others at the expense of the Company to assist in performance of his duties and responsibilities. Mr. Snitow will be indemnified by the Company pursuant to an Indemnification Agreement to the extent permitted in accordance with New York law, the Company's Certificate of Incorporation and its bylaws. Mr. Snitow has been a director of Tofutti Brands, Inc. since 1990. Mr. Snitow obtained a Bachelor of Arts Degree from American University in 1967 and a Juris Doctor Degree from New York Law School in 1970.

     William C. Vassell had been Chairman of the Board, President and Chief Executive Officer of the Company since 1983, when he acquired the remaining 50% equity interest in the Company (he became a 50% owner of the Company in 1980). In connection with the Company's acquisition of United Security Group, Inc. ("United"), Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995, and retained his position as Chairman of the Board. He has been a director of the Company since 1980. Mr. Vassell is active in various industry and trade associations. He twice was Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he is a Certified Protection Professional within the Society. He is also a director of the Associated Licensed Detectives of New York State and a member of the Committee of National Security Companies.

     Gordon Robinett was appointed Vice Chairman of the Board of Directors on February 24, 1995. He served as Treasurer of the Company from May, 1990 until August 1, 1996 when Mr. Robinett and the Company agreed to mutually terminate his employment. He has been a director since 1990. From May 1989 to April 1990, Mr. Robinett was a consultant to Uniforce Temporary Personnel, Inc., a publicly held national temporary personnel agency, and managed his personal investments. From 1968 to April 1989, he was employed by Uniforce, initially as Controller and thereafter as Vice President of Finance, Secretary and Treasurer; and he continues to serve as a member of its board of directors.

     Peter T. Kikis became a director of the Company on February 24, 1995. He has also served as Chairman of the Company's Executive Committee of the Board since March, 1995. He is a director of Deltec International S.A., the parent of Deltec Development Corporation, the former subordinated debt lender to the Company. Since 1950, Mr. Kikis has been the President and a principal in Spencer Management Company, a real estate development and management company in New York, New York. From 1972 to 1992, Mr. Kikis was Chairman of the board of directors and a principal of McRoberts Protective Agency, a New York based provider of security guard services. Mr. Kikis is the father of Thomas P. Kikis who is also a director of the Company.

     Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates in Valhalla, New York.

     Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson & Kates, in New York, handling labor law and contract negotiations for security guard clients and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor degree from New York Law School, where he was an editor of the Journal of Human Rights.

     Steven B. Sands was appointed to the Board on March 30, 1994 in accordance with the provisions of the Company's agreement with Sands Brothers executed in connection with the Company's 1993 Private Placement. Mr. Sands is Chairman of the Board of Sands Brothers & Co., Ltd., a Delaware corporation registered as a broker-dealer. Mr. Sands also has interests in certain entities which own the Company's stock. Mr. Sands is currently on the board of directors of the following publicly-traded companies: The Village Green Bookstore, Inc.; and Semi-Conductor Packaging Materials, Inc.

     Lloyd H. Saunders, III, became a director of the Company on February 24, 1995. He is a managing director at Sands Brothers and has been so since 1991. From 1989 to 1990, he was a private investor and from 1986 to 1988 he was the Director of Corporate Finance for Whale Securities, New York, New York.

     Thomas P. Kikis became a director of the Company on September 22, 1997 in accordance with the terms of the shareholders Voting Agreement entered into by the Directors of the Company as of March 8, 1995. For the last six years, Mr. Kikis' principal occupation has been president of Kikis Asset Management located in New York, New York. He recently formed Arcadia Securities, LLC, a New York registered broker-dealer. Mr. Kikis is the son of Mr. Peter T. Kikis who is also a director of the Company.

     Eugene U. McDonald has more than 20 years experience in the security business. He joined the Company in October of 1992 as Vice President of Corporate Services, and recently took over the position of Senior Vice President - Operations. Mr. McDonald has held senior management positions with Globe Security (1973-1990) and Burns International Security Services (1990-1992). He has extensive direct personal experience with the handling of specialized security personnel for cleared facilities as evidenced by his duties as Group Vice President - Energy Services for Globe Security. He is active in the American Nuclear Society, Institute of Nuclear Materials Management, American Society for Industrial Security and the Connecticut Police Chiefs Association.

     Debra M. Miller has been employed by the Company since September 1983 initially as Office Manager and, since March 1986, as Corporate Secretary.

                           OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the number and percentage of common stock (being the Company's only voting securities) beneficially owned by (i) each person who owns of record (or is known by the Company to own beneficially) 5% or more of the Company's common stock or as to which he has the right to acquire within 60 days of May 12, 1999, (ii) each director and executive officer and (iii) all of said beneficial owners, officers and directors as a group, as of May 12, 1999. The address for each director and executive officer is the Company's principal office at Lexington Park, Route 55, Lagrangeville, New York 12540.

     Other than as set forth in the following table or pursuant to the Agreement, the Company is not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who owns more than 5% of the common stock of the Company.

                          Amount and
                          Nature of
                          Beneficial
Name                      Ownership<F1>      Percent of Class<F11>
----                      -------------      ---------------------
William C. Vassell        1,230,950<F2>      15.0%

Steven B. Sands/            949,912<F3>      11.6%
Sands Brothers &
Co., Ltd.
101 Park Avenue
New York, NY

Franklyn H. Snitow                0          <F12>

Gordon Robinett             262,500<F4>       3.2%

Peter T. Kikis              371,332<F5>       4.5%

Peter Nekos                  22,500<F6>      <F12>

Debra Miller                 17,600<F7>      <F12>

                                     10

Lloyd H. Saunders, III          500          <F12>

Gregory J. Miller            10,000<F8>      <F12>

Thomas P. Kikis             570,795<F9>       7.0%

Eugene U. McDonald           16,250<F10>     <F12>

All Officers and          3,081,007          37.5%
Directors as a Group      <F2><F3><F4>
(11 Persons)              <F5><F6><F7>
                          <F8><F9>


<F1> The Company has been advised that all individuals listed above, except
Steven B. Sands (see Note (3), below) and Peter T. Kikis (see Note (5), and
(9) below) have the sole power to vote and dispose of the number of shares set forth opposite their names.

<F2> Includes 125,000 shares underlying warrants that are currently exercisable and expire on May 15, 1999.

<F3> Includes 924,412 shares (842,412 shares of which are issuable upon conversion of shares of the Company's Series A Preferred Stock) owned by Katie and Adam Bridge Partners, L.P. Mr. Sands may be deemed to control the corporate general partner of this entity. Also includes 25,000 shares owned by Owl-Partners, L.P. Mr. Sands may be deemed to control the corporate general partner of this entity. Does not include 192,550 shares owned by partnerships in which an affiliate of Sands Brothers & Co., Ltd., other than Mr. Sands, may be deemed to be the beneficial owner. Mr. Sands is the Co-Chairman and Chief Executive Officer of Sands Brothers & Co., Ltd. On March 30, 1994, Mr. Sands was elected to the Company's Board. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The above information was provided to the Company by Mr. Sands.

                                     11

<F4> Includes 107,500 shares underlying presently exercisable non-qualified stock options and 120,000 shares underlying warrants that are currently exercisable.

<F5> Includes 150,000 shares underlying warrants currently exercisable,
108,832 shares issuable upon conversion of Series A Preferred Stock.

<F6>  Includes 20,000 shares underlying warrants currently exercisable.

<F7>  Includes 17,500 shares underlying options currently exercisable.

<F8>  Includes 10,000 shares underlying warrants currently exercisable.

<F9> A schedule 13D filed by Thomas P. Kikis, President of Kikis Asset
Management Corporation (KAMC), filed with the Commission on or about March 12, 1998, indicates that these shares are beneficially owned by KAMC on behalf of its clients: Peter T. Kikis, 285,306 shares; and Thomas P. Kikis, 136,653 shares. Of the 285,306 shares owned beneficially by Peter T. Kikis, 162,000 are issuable on exercise of currently exercisable warrants held by him and 93,306 are issuable on conversion of shares of Series A Preferred Stock held by him which are currently convertible. Of the 136,653 shares owned beneficially by Thomas P. Kikis, 46,653 are issuable on conversion of shares of the Series A Preferred Stock held by him which are currently convertible. KAMC, as investment advisor to its advisory clients, has sole

                                     12

voting power and dispositive power over all 677,559 shares. Such power is exercised by Thomas P. Kikis. Notwithstanding the above disclosures, as a result of certain transactions and preferred stock dividends, the Company believes that the shares beneficially owned by KAMC on behalf of its clients are as follows: Peter T. Kikis, 371,332 shares; and Thomas P. Kikis, 169,463 shares. Of the 371,332 shares owned beneficially by Peter T. Kikis, 150,000 are issuable on exercise of currently exercisable warrants held by him and 108,832 are issuable on conversion of shares of Series A Preferred Stock held by him which are currently convertible. Of the 169,463 shares owned beneficially by Thomas P. Kikis, 54,416 are issuable on conversion of shares of the Series A Preferred Stock held by him which are currently convertible. KAMC, as investment advisor to its advisory clients, has sole voting power and dispositive power over all 570,795 shares.

<F10>  Includes 15,000 shares underlying options currently exercisable.

<F11> Percent of class for each shareholder is calculated as if all options and warrants included in the table for such shareholder are outstanding. The number of outstanding shares of common stock is 6,658,143. The percent of class for all executive officers and directors as a group is calculated as if all options and warrants held by any shareholders included in the group are outstanding. The denominator for the group calculation is 8,210,803.

<F12> Less than 1 percent.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                    Board Report On Executive Compensation

     The Company's Compensation Committee advises the Board on all matters related to the compensation of executive officers and is currently comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. The Compensation Committee's policy for determining compensation for management personnel is based on its understanding of the market rate for similar positions in an effort to attract and retain qualified personnel. Raises are granted based on performance which is measured in terms of a wide range of factors including the Company's earnings, revenue, period to period performance, acquisitions, cost savings, length of service, creativity and financing.

     Mr. Vassell's compensation has been fixed by an employment agreement which became effective as of July, 1990. As a result of full Board action, this agreement was amended as of February 24, 1995 (the date on which the assets of United were acquired), to increase the base salary to $150,000 and to extend the terms to July 19, 2000. The purpose of the extension was to ensure continuity of management during the five-year period following the acquisition of substantially all of the assets of United. The increase in salary payable to Mr. Vassell was determined by the Board to be in accordance with competitive rates paid senior executive officers of comparably sized companies in the security industry.

     In making determinations with respect to compensation, the Company reviewed the compensation paid to chief executive officers at other security guard companies with which the Board was familiar. The base salary selected was at the low to median range of the comparison companies. Mr. Vassell's bonus is equal to varying percentages of specified levels of Pre-Tax Operating Profit ("PTOP"). Mr. Vassell is entitled to 5% of PTOP between $.5 million and $1.0 million and 2% of PTOP over $1.0 million. The bonus percentages were determined by the committee, based upon potential PTOP and the total compensation that would be payable Mr. Vassell in the event bonuses were paid. The resulting potential aggregate compensation is considered reasonable by the committee based on the achieved PTOP and is intended to provide a monetary incentive to Mr. Vassell to maximize Company profits. Mr.Vassell did not participate in any decision regarding his compensation.

     The foregoing report has been submitted by the Company's Compensation Committee. No director has dissented to any information contained herein.

                              William C. Vassell
                                Peter T. Kikis
                               Steven B. Sands

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                           COMPENSATION DECISIONS

The Company's Compensation Committee is intended to make all recommendations to the Board related to compensation issues with respect to executive officers. It is comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. While Mr. Vassell will participate in decisions relating to compensation for executive officers, he will not vote on matters relating to his own compensation. Likewise, none of the directors or executive officers serve on the Compensation Committee of any other entity with the exception of Gordon Robinett, who serves on the compensation committee of Uniforce Temporary Personnel, Inc. None of the other members of the Company's Board is an officer, director or employee of Uniforce Temporary Personnel, Inc.

     On February 24, 1995 in connection with the acquisition of United, the Company entered into a subordinated loan agreement with Deltec Development Corporation, a subsidiary of Deltec International S.A. Peter T. Kikis, a director of the Company, is a director of Deltec International S.A. The original principal balance of the loan was $1,500,000 payable over four years at 14% interest. This loan has been satisfied. The $1.5 million of subordinated secured indebtedness was repaid in full on or about March 1, 1999.

     Steven B. Sands is Chairman of Sands Brothers & Co., Ltd. ("Sands Brothers") a broker-dealer and investment banking firm with which the Company has entered into numerous agreements. Sands Brothers was engaged as private placement agent in connection with the Company's 1993 and 1995 private placements.

                             Summary Compensation

     The following table sets forth for the fiscal year ended March 31, 1999, all plan and non-plan compensation paid to, earned by, or awarded to all persons serving as the Company's chief executive officer or similar capacity and its executive officers who received total annual salary and bonus in excess of $100,000 for the fiscal year ended March 31, 1999, and, therefore, compensation for no other executive officer is disclosed.

                                                      SUMMARY COMPENSATION TABLE
                                                   FOR THE FISCAL YEAR ENDED 3/31/99

                                                       Annual Compensation                 Long-Term Compensation

                                                          Other Annual                  Shares
Name and Principal        Fiscal Year                     Salary                        Underlying     Shares
Position                  Ended                           Compensation       Bonus      Warrants       Underlying
--------                  March 31       Annual Salary    ------------       -----      Granted        Repriced Warrants
                          --------       -------------                                  -------        -----------------

William C. Vassell<F1>
Chairman of the Board     1997           $150,000         <F2>                          0              0
                          1998           $174,579         <F2>                          0              0
                          1999           $175,000         <F2>                          0              0

Gordon Robinett
Vice Chairman
of the Board and Former
Treasurer                 1997           $ 37,692         <F2>                          0              227,500<F3>
                          1998           $ 39,923         $54,500<F2><F4>               0              0
                          1999           $ 60,000         $60,000<F2><F4>               0              0

Eugene U. McDonald
Senior Vice President -
Operations                1997           $105,270         <F2>               $10,000    0              0
                          1998           $125,794         <F2>               $ 6,620    0              0
                          1999           $112,116         <F2>                          0              0

Martin Blake              1997           $100,000         <F2>               $22,500    0              0
                          1998           $100,000         <F2>               $15,000    0              0
                          1999           $114,539         <F2>               $64,384    0              0

<F1>  As of March 31, 1999, Mr. Vassell held a total of 1,105,950 shares and warrants for 125,000 shares of the Company's common stock.

<F2>  All perquisites and other personal benefits, securities or property do not exceed 10% of the total annual salary and bonus of the executive officer.

                                     16

<F3>  Includes repricing of the: 107,500 shares issued on January 19, 1991, with exercise price at market value of $5.00, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50; 60,000 shares issued on April 8, 1991, with exercise price at market value of $3.375, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50; and 60,000 shares issued on May 15, 1992, with exercise price at market value of $3.88, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50.

<F4>  Mr. Robinett also received $60,000 under his termination agreement (see below).

     The following table sets forth the information for the fiscal year ended March 31, 1999, with respect to each exercise of stock options and warrants, and the fiscal year end value of unexercised options and warrants for all persons acting in the capacity of chief executive officer and each of the Company's executive officers whose total annual salary and bonus exceeded $100,000. There were no tandem or free stock appreciation rights outstanding.


                                     March 31, 1999
                                 OPTION/WARRANT VALUES

                                      Number of Shares Underlying    Value of Unexercised
                                      Warrants Outstanding<F1>       in-the-money
                                                                     Options at 3/31/99<F2>

Name                                  Exercisable                    Exercisable
----                                  -----------                    -----------
William C. Vassell
Chairman of the Board                 125,000                        $0

Gordon Robinett                       227,500                        $0
Vice Chairman of the
Board and Former Treasurer

Eugene U. McDonald                     15,000                        $0
Senior Vice President - Operations

<F1> No warrants were exercised by executive officers during the fiscal year ended March 31, 1999.
<F2> Values based on the closing sales price of the Company's common stock on May 12, 1999.

                 Comparison of Cumulative Total Return Among
                Command, NASDAQ Index and Industry Peer Group

     The following graph demonstrates the performance of the cumulative total return to the shareholders of the Company's common stock in comparison to the cumulative total return of companies which trade their securities on The NASDAQ Stock Market (U.S. companies) and an industry peer group defined as those companies with securities traded on NASDAQ with SIC numbers 7380 - 7389 (Miscellaneous Business Services). These companies include Pinkerton's, Inc. and total one hundred ten distinct issues. The Company will provide to any shareholder, upon request, a list of the companies included in the peer group.

               Comparison of Five-Year Cumulative Total Returns
                            Performance Graph for
                         COMMAND SECURITY CORPORATION

Produced on May 4, 1999 including data to 3/31/99

                                                          LEGEND

Total Returns Index for:                        3/31/94     3/31/95     3/31/96     3/31/97      3/31/98      3/31/99
-----------------------                         -------     -------     -------     -------     --------      -------
COMMAND SECURITY CORPORATION                    100.0        50.8        32.8        50.0        32.8          37.7
NASDAQ Stock Market (US Companies)              100.0       111.3       151.1       167.8       254.4         342.4
NASDAQ Stocks (SIC 7380-7389 US Companies)      100.0       113.7       238.2       194.2       233.5         371.5
Miscellaneous Business Services

Notes:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are re-weighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D. The index level for all series was set to $100.0 on 3/31/94.

     Employment Agreements and Warrants and Termination of Employment and
                         Change of Control Agreements

     The Company has entered into an engagement letter and an indemnification agreement with Mr. Snitow. In accordance with the engagement letter, Mr. Snitow shall be compensated at the rate of $300.00 per hour, plus reimbursable expenses, based on his hourly billing to the Company. The indemnification agreement between the Company and Mr. Snitow provides for the maximum indemnification permitted under New York law, and the Company's Certificate of Incorporation and by-laws. The inclusion of the foregoing information is intended to comply with Section 725(d) of the New York Business Corporation Law.

     The Company has entered into employment agreements with Messrs. Vassell and Robinett. These agreements were amended in April of 1991 and were amended and restated in June of 1991. In September 1992, the terms of these agreements were extended for two years to July 19, 1996, and were further amended as of February 24, 1995, to extend the terms to July 19, 2000. Mr. Robinett's employment agreement terminated on July 19, 1996. Following the resignation in August of 1997 of H. Richard Dickinson, the Company's former Chief Financial Officer and Executive Vice President, Mr. Robinett was engaged on a per diem proration of his prior employment agreement to temporarily perform the functions of Mr. Dickinson until a replacement was approved by the Board. Mr. Robinett works an average of three days per week and is compensated therefor at the rate of $385 per day.

     Pursuant to his employment agreement, as amended as of February 24, 1995, Mr. Vassell serves as Chairman of the Board of the Company and is entitled to an annual salary of $150,000. Mr. Vassell is also entitled to an annual bonus equal to 5% of the Company's pre-tax profit for each fiscal year exclusive of (a) capital gains and losses; (b) the annual bonus; and (c) federal state and local income and franchise taxes for that year ("Pre-Tax Operating Profit") from $.5 million to $1.0 million, and 2% of all Pre-Tax Operating Profit in excess of $1.0 million. Mr. Vassell is provided with the use of a Company-owned automobile and reimbursement for automobile insurance and operating expenses. Also pursuant to the employment agreement, Mr. Vassell was awarded a warrant to purchase 175,000 shares of Common Stock at a price of $3.375 per share, exercisable on or after March 31, 1992. The warrant expired in April, 1998.

     Mr. Robinett's former employment agreement provided a non-qualified, non-forfeitable five-year stock option to purchase 107,500 shares at a price of $5.00 per share, a warrant to Purchase 60,000 shares at a price of $3.375 per share and a five-year warrant to purchase 75,000 shares at a price of $6.00 per share. The 75,000 share warrant was canceled as a result of certain financial goals not being met for the fiscal year ended March 31, 1992.

     In May, 1992 in recognition of sales and profit achievements for fiscal year 1992, the Board issued to Mr. Vassell a five-year warrant to purchase 125,000 shares at an exercise price of $3.88 per share and issued to Mr. Robinett a five-year warrant to purchase 60,000 shares at an exercise price of $3.88 per share. Also in May 1992, as an incentive for outside directors, the Board of Directors issued to Peter J. Nekos a five-year warrant to purchase 10,000 shares at an exercise price of $3.88 per share. The exercise price of the foregoing warrants was the market value on the date of grant.

     In recognition of certain voluntary salary reductions by Messrs. Vassell and Robinett during 1993, and the contributions of Mr. Nekos, the Board authorized the extension of Mr. Robinett's option and all of Messrs. Vassell's, Robinett's and Nekos' outstanding warrants by two years and the adjustment of the exercise prices under all of their warrants and option to $3.25, the fair market value of the Company's stock as of August 16, 1993 (the date of the extension).

     In September of 1992, the Company entered into a compensation continuation agreement with Mr. Vassell in consideration of his agreement to extend the term of his employment for two years. This agreement provides that, if, within specified periods of a Change of Control of the Company (as defined in the agreement) Mr. Vassell's employment is terminated by the Company without Cause (as defined in the agreement), or if Mr. Vassell terminates his employment for Good Reason (as defined in the Agreement), Mr. Vassell will be paid 2.99 times the greater of his annual compensation as in effect on the date of the Agreement or the highest annual compensation for any of the three years preceding the termination. All awards previously granted under any performance incentive plan, the actual payment of which may be deferred, will be vested as a result of the Change of Control and all options and warrants held by Mr. Vassell will become immediately exercisable. Currently, the aggregate amount payable to Mr. Vassell upon his termination in the event of a change in control would be 2.99 times his total compensation of approximately $175,000 for the fiscal year ended March
31, 1999, or approximately $525,000.

     Other than pursuant to the employment agreement and the compensation continuation agreement for Mr. Vassell (see "Certain Relationships and Related Transactions"), there is no compensation plan or arrangement for the benefit of any person named in the Summary Compensation Table that would result from the resignation, retirement or other termination of such person's employment.

     Other than the compensation described above, there are no long-term incentive plans for the persons named in the Summary Compensation Table. Furthermore, the Company does not have a pension plan.

                           SECTION 16(a) REPORTING

     Each director and executive officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934, and each other person who beneficially owns more than 10% of the Company's common stock, is required by
Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Company's common stock. Copies of such reports on Forms 3, 4, and 5 must also be provided to the Company. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto, and written representations to the Company with respect to the fiscal year ended March 31, 1998, the Company is not aware of any person who, at any time during the fiscal year ended March 31, 1998, was a director, officer or beneficial owner of more than ten percent (10%) of the Company's common stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended March 31, 1998, except that: the reports of the expiration of certain warrants are late in being filed by Mssrs. Kikis, Sands, and Saunders on Forms 5. Mssrs. Sands and Saunders have not filed a Form 5 for the fiscal year ended March 31, 1998. This proxy statement is prepared prior to the due date for Forms 5 for the fiscal year ended March 31, 1999. Therefore, the Company cannot report on compliance with Section 16(a) for the fiscal year ended March 31, 1999.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A description of the engagement letter and indemnification agreement between the Company and Franklyn H. Snitow, acting president and director of the Company, is found in "Employment Agreements and Warrants and Termination of Employment and Change of Control Agreements" in the Company's Annual Report for the fiscal year ended March 31, 1998, which is being provided together with this proxy statement.

     Gregory J. Miller has been a director of the Company since 1992. Mr. Miller is general counsel for Goldline Connectors, Inc. and has rendered legal services to the Company during his tenure as a director. Mr. Miller has rendered legal services in connection with various litigation and contractual matters during the last three fiscal years. During each of the last three fiscal years, payments to Mr. Miller for legal services were minimal. It is expected that Mr. Miller will continue to render minimal legal services to the Company from time to time. Management believes that the terms of the various transactions between the Company and Mr. Miller were as favorable as those which might have been obtained from an unaffiliated party.

     Peter T. Kikis became a director of the Company on February 24, 1995, in connection with the acquisition of United. Mr. Kikis is a director of Deltec

International, S.A., of which Deltec Development Corporation ("Deltec"), the former lender of the Company's $1.5 million subordinated secured indebtedness obtained in connection with the United acquisition, is an indirect, wholly-owned subsidiary. The terms of the loan agreement provided for interest at the rate of 14% per annum and 16 equal quarterly payments of principal. The $1.5 million of subordinated secured indebtedness was repaid in full on or about March 1, 1999. Deltec received a financing fee of $180,000 in connection with the loan to help defray certain costs, including legal fees, associated with the transaction. Deltec also purchased 3,000 shares of the Company's Series A Convertible Preferred Stock at $165 per share. Management believes that the terms of the various transactions between the Company and Deltec were as favorable as those which might have been obtained from an unaffiliated party.

     Gordon Robinett, a member of the Company's Board and former Treasurer, entered into a Covenant Not-to-Compete with the Company on July 23, 1996 in connection with his termination of employment with the Company. Under that agreement, the Company is to make periodic payments to Mr. Robinett over four years totaling $180,000, the exercise price of Mr. Robinett's options and warrants was reduced to $2.50, and an expiration date was fixed at July 19, 2000. In return, Mr. Robinett is prohibited from directly or indirectly competing with the Company until July 19, 2000. In August of 1997, Mr. Robinett was engaged by the Company on a per diem proration of his prior employment agreement to temporarily perform the functions of Mr. Dickinson until a replacement was approved by the Board. Mr. Robinett works an average of three days per week and is compensated therefor at the rate of $385 per day.

             SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
                 FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended for inclusion in the proxy material for the 1999 annual meeting of shareholders, and nominations for directors to be elected at the 1999 annual meeting of shareholders, must be received by the Secretary of the Company at the Company's offices at Route 55, Lexington Park, Lagrangeville, New York 12540 not later than July 1, 1999, and not earlier than June 1, 1999, in order for such proposals and nominations to be included in the proxy material for the 1999 annual meeting of shareholders. The notice of nomination shall contain the following information: (a) the full names and residence and business addresses of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five (5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on; (d) the number of shares of the Company's capital stock owned directly or indirectly by each of the proposed nominees; (e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years; (f) the name and residence and business address of the shareholder who makes the nomination; (g) the number of shares of the Company's capital stock owned directly or indirectly by the shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.

                   ADDITIONAL INFORMATION AND OTHER MATTERS

     The Company's financial statements, and Management's Discussion and Analysis thereof, are incorporated herein by reference to the Company's Annual Report for its fiscal year ended March 31, 1998 and to its quarterly report, as amended, for the quarter ended December 31, 1998, copies of which are being provided to you together with this proxy statement. Any exhibit may be obtained, at a reasonable charge, by writing to the Company at Route 55, Lexington Park, Lagrangeville, New York 12540.

     Management is not aware of any matters to be presented for action at the meeting other than the matters mentioned above, and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, it is intended that the holders of the proxies will vote them according to the discretion of the Company's Board of Directors.

                                        By order of the board of directors,

                                        /s/ Debra M. Miller

                                        Debra M. Miller, Secretary

Dated: May 21, 1999

PROXY                 COMMAND SECURITY CORPORATION                PROXY

PROXY FOR THE JUNE 21, 1999 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY

KNOW ALL PERSONS BY THESE PRESENTS, that I, the undersigned Shareholder of Command Security Corporation, Lagrangeville, New York, do hereby nominate, constitute and appoint David J. Pollitzer and Alexa M. Schumann (neither being an officer or employee of the Company) or any of them (with full power to act alone) my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Company, standing in my name on its books on May 12, 1999 at the Annual Meeting of its Shareholder to be held at the Company's executive offices at Route 55, Lexington Park, Lagrangeville, New York at 10:00 a.m. on June 21, 1999, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To elect the four (4) persons listed below to serve a two-year term.

[ ] FOR                        [ ] AGAINST                  [ ] WITHHELD

Peter T. Kikis    Thomas P. Kikis   Steven B. Sands  Lloyd H. Saunders, III

Withhold authority to vote for ________________________

2. To ratify the selection of D'Arcangelo & Co., LLP to serve as auditors for the fiscal year ending March 31, 1999.

[ ] FOR                        [ ] AGAINST                  [ ] WITHHELD

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, THE SHARES REPRESENTED HEREBY SHALL BE VOTED FOR THE MATTERS SPECIFICALLY SET FORTH HEREIN. The Proxies are authorized to vote at the direction of the Board of Directors upon such other business as may properly come before such meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE MENTIONED MATTERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY DELIVERY OF NOTICE OF REVOCATION OR A LATER-DATED PROXY TO DEBRA M. MILLER, SECRETARY OF THE CORPORATION AT ROUTE 55, LEXINGTON PARK, LAGRANGEVILLE, NEW YORK 12540.

DATED:__________________________

                                     _________________________________(L.S.)
                                     Signature of Shareholder


                                     _________________________________(L.S.)
                                     Signature of Shareholder